                                                                       EXHIBIT 2



                                   AGREEMENT


         THIS AGREEMENT (the "Agreement") is entered into as of April 1, 1996, by and among HEALTHDYNE INFORMATION ENTERPRISES, INC., a Georgia corporation ("HIE"); DATAVIEW IMAGING INTERNATIONAL, INC., a Georgia corporation ("DataView"); KURT FARHY, a resident of Georgia ("Farhy"); JOHN ERNISSEE, a resident of Georgia ("Ernissee"); and RICHARD BIGELOW, a resident of Georgia ("Bigelow"; Farhy, Ernissee and Bigelow are hereinafter collectively referred to as the "Shareholders").

                                   RECITALS:

         WHEREAS, HIE, by assignment from Healthdyne, Inc., a Georgia corporation ("Healthdyne"), DataView and the Shareholders are parties to both that certain Funding Agreement dated July 22, 1994 (the "Funding Agreement") and that certain Shareholders Agreement dated July 22, 1994 (the "Shareholders Agreement");

         WHEREAS, the Shareholders and HIE, by assignment from Healthdyne, are parties to that certain Option Agreement dated July 22, 1994 (the "Option Agreement"); and

         WHEREAS, in consideration of the restructuring of the relationship among HIE, DataView and the Shareholders, and the agreement of DataView and the Shareholders to certain other matters, all as more fully set forth herein, DataView and HIE desire to amend the Funding Agreement and that certain Promissory Note of DataView dated July 22, 1994, in the maximum principal amount of $2,450,000.00 (the "Principal Note");

         NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants set forth herein, $10.00 in hand paid, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Unless otherwise defined, capitalized terms used in this Agreement shall have the respective meanings set forth below:

         1.1 "CONFIDENTIAL INFORMATION" means with respect to each of the parties, all valuable, proprietary and confidential information belonging to or pertaining to that party that does not constitute a "Trade Secret" (as defined in Section 1.20) of the party and that is not generally known by or available to the party's competitors but is generally known only to that party and those of its employees, independent contractors, clients or agents to whom such information must be confided for internal business purposes.

         1.2 "DATAVIEW OBLIGATIONS" shall mean DataView's obligations to HIE for repayment of borrowed money arising pursuant to the Funding Agreement, the Principal Note, the Purchase Price Note or this Agreement.

         1.3     "DATAVIEW SHARES" shall have the meaning set forth in Section
3.1 hereof.

         1.4 "DATAVIEW TECHNOLOGY" means any and all ideas, designs, inventions, concepts, techniques, discoveries, improvements, know-how, technical information, systems designs, drawings, computer software (in object code and Source Code formats) and any similar information now or hereafter owned by, or licensed to, DataView.

         1.5 "ENHANCEMENT" shall mean any incremental improvement in the structure, function or performance of any DataView Technology.

         1.6 "EQUITY SECURITIES" shall have the meaning set forth in Section 4.1(a).

         1.7 "FUNDING AGREEMENT" shall have the meaning set forth in the recitals hereto.

         1.8     "GUARANTEED PAYMENT PERIOD" shall have the meaning set forth in
Section 10.1(a).

         1.9 "HIE OPTION SHARES" shall have the meaning set forth in Section 14 hereof.

         1.10    "IHS" means Integrated Healthcare Solutions, Inc.

         1.11 "NORTHLAKE EQUIPMENT" means that certain medical imaging and computer equipment identified on Schedule 1.11 attached hereto and which is currently installed at Northlake Regional Medical Center in Tucker, Georgia.

         1.12 "OFFERING" shall have the meaning set forth in Section 4.1 hereof.

         1.13 "OPTION" shall have the meaning set forth in Section 4.1 hereof.

         1.14 "OPTION AGREEMENT" shall have the meaning set forth in the recitals hereto.

         1.15 "PRINCIPAL NOTE" shall have the meaning set forth in the recitals hereto.

         1.16    "PURCHASE PRICE NOTE" shall have the meaning set forth in
Section 3 hereof.

         1.17    "REGISTRATION STATEMENT" shall have the meaning set forth in
Section 4.4 hereof.

         1.18    "SHAREHOLDERS" means Farhy, Ernissee and Bigelow, collectively.

         1.19 "SHAREHOLDERS AGREEMENT" shall have the meaning set forth in the recitals hereto.

         1.20 "SOURCE CODE" shall mean the human readable computer source code corresponding to any of the DataView Technology, plus any pertinent commentary or explanation that may be necessary to render the Source Code understandable and usable by a trained computer programmer.

         1.21 "TRADE SECRETS" means information (including, but not limited to, Confidential Information, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, and the terms of this Agreement and any associated agreements between the parties) that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The "Trade Secrets" of one of the parties (the "First Party") shall not include information that (i) has become generally known by or available to the public or the First Party's competitors through no wrongful act or omission of the other Party (the "Second Party"); (ii) has been furnished to the Second Party by a party other than the First Party; (iii) has been disclosed by the First Party on a non-confidential basis, or has not been consistently treated by the First Party as proprietary and confidential; or (iv) has been developed independently by the Second Party.

2.       MODIFICATION OF FUNDING AGREEMENT.

         2.1 Decrease of Commitment. The parties agree to amend the Funding Agreement such that the "Commitment" (as such term is defined in Section 1 therein) is hereby reduced from $2,450,000.00 to $2,041,658.71. DataView hereby acknowledges and agrees that HIE has as of the date hereof advanced DataView funds in the amount of $2,041,658.71.

         2.2 Repayment of 1996 Advances. DataView acknowledges and agrees that since December 31, 1995, HIE has made advances to DataView under the Principal Note which, together with accrued but unpaid interest, total $93,139.95 (the "ADVANCES"). As partial consideration for HIE's agreement to enter into this Agreement and notwithstanding the repayment terms set forth in the Funding Agreement and Principal Note, DataView agrees to repay to HIE the full amount of the Advances not later than March 31, 1997.

         2.3 Sale Of Northlake Equipment. Dataview agrees to use its best efforts to sell the Northlake Equipment within six (6) months of the date hereof. DataView shall pay to HIE from the sale of all or any part of the Northlake Equipment, regardless of the ultimate purchaser(s), an aggregate amount equal to the lesser of (i) the proceeds of DataView's sale of the Northlake Equipment; and (ii) $72,653.20, which equals the original purchase price of such equipment. Any proceeds paid to HIE under this Section 2.3 shall be applied to DataView's repayment obligation under Section 2.2 hereof, with any amount in excess of the amount of the Advances applied to the repayment of the guaranteed payments to DataView described in Section 10(a) hereof.

         2.4 Deferral of Interest Payments; Amendment of Principal Note. HIE agrees to defer DataView's obligation to make monthly interest payments to HIE as required under the Principal Note for the months of April, 1996, through and including June, 1997 (the "Deferral Period"). In order to effect such deferral, the Principal Note is hereby amended such that the aggregate amount of interest accrued during the Deferral Period (the "Deferred Interest") shall be payable in the same manner and at the same time as the principal. Notwithstanding any of the foregoing, on July 1, 1997, DataView's obligation to make interest payments accruing under the Principal Note shall resume thereunder in accordance with its terms.

3.       REDEMPTION OF DATAVIEW SHARES.

         3.1 Purchase Price. Concurrently with the execution of this Agreement, DataView agrees to redeem, and HIE agrees to sell, two thousand three hundred forty-eight (2,348) shares of DataView common stock held by HIE (the "DATAVIEW SHARES") at a per share price of $452.00, for an aggregate sale price of $1,061,296.00 plus any interest which may accrue under the Purchase Price Note (the

"PURCHASE PRICE"). Such sale shall result in the reduction of HIE's ownership of outstanding DataView common stock from 61.5% to 19.5%.

         3.2 Method of Payment. (a) As consideration for the purchase of the DataView Shares, and upon HIE's delivery of the share certificate(s) evidencing the DataView Shares either endorsed in blank or accompanied by a valid stock power, DataView shall issue in favor of HIE a promissory note in the amount of the Purchase Price and in the form of Exhibit A attached hereto (the "PURCHASE PRICE NOTE"). Notwithstanding any provision in the Purchase Price Note, HIE agrees to defer DataView's obligation to make monthly interest payments to HIE as required under the Purchase Price Note for the Deferral Period. Notwithstanding any of the foregoing, on July 1, 1997, DataView's obligation to make interest payments accruing under the Purchase Price Note shall resume thereunder in accordance with its terms.

         3.3 Financial Disclosures by DataView. Until DataView repays or otherwise satisfies all of the DataView Obligations, DataView agrees to promptly furnish to HIE unaudited quarterly financial statements within thirty (30) days after the end of each DataView fiscal quarter. Upon no less than five business days' prior written notice, DataView shall permit an HIE employee or HIE's designated agent to examine DataView's books and records for the sole purpose of verifying the accuracy of such unaudited financial statements at HIE's sole cost and expense and during the normal business hours of DataView.

         3.4 Pledge of Purchased Shares. The repayment obligations of DataView under the Purchase Price Note shall be secured by DataView's obligation to reissue the DataView Shares to HIE and a pledge of the DataView Shares purchased from HIE pursuant to Section 3.1 hereof and evidenced by a Stock Pledge Agreement in the form attached hereto as Exhibit B (the "Stock Pledge Agreement"). HIE agrees to consider any reasonable request by DataView that HIE modify or surrender its rights under the Stock Pledge Agreement in connection with a proposed financing transaction between DataView and a lender or third party investor. Upon any such request, HIE will consider whether the proposed transaction will be in the long-term best interests of DataView and would facilitate DataView's ability to repay the DataView Obligations. Nothing herein shall, however, be construed to require HIE to modify or waive any of its rights under the Stock Pledge Agreement.

         3.5 Waiver of Rights of First Refusal. Each Shareholder hereby waives any and all rights of first refusal granted him in Article 3 of the Shareholders Agreement with respect to the redemption and transfer of the DataView Shares hereunder and consents to such redemption and transfer in all respects.

4.       ANTI-DILUTION RIGHTS.

         4.1 Option to Acquire DataView Equity Securities. (a) With respect to any initial public offering or other sale or issuance of any equity securities of DataView which have, or which are convertible into other equity securities which have, any voting rights (collectively, "EQUITY SECURITIES") pursuant to a firm commitment underwriting, each private placement offering, and any other issuance of Equity Securities (each, an "OFFERING") occurring during the Option Term (as defined in Section 4.3 hereof), HIE shall have an option (each an "OPTION") to purchase up to that number of shares of such Equity Securities which shall result in HIE owning, on a fully diluted basis and after giving effect to the exercise of all options and other outstanding rights to acquire Equity Securities, including, without limitation, the particular Option, a percentage of all such Equity Securities issued and outstanding immediately following the date of any such Offering equal to the percentage of all issued and outstanding

Equity Securities held by HIE immediately prior to its exercise of such Option. Upon exercise of any Option, HIE shall pay for such Equity Securities at a per share price equal to the per share price offered to the general public, qualified purchasers, or third party purchasers, as the case may be. With respect to any acquisition by HIE of Equity Securities in connection with a DataView private placement offering or other issuance and except as otherwise expressly provided in this Article 4, HIE shall acquire such Equity Securities subject to the same terms and conditions as any other purchaser of such Equity Securities, including, without limitation, registration rights and preemptive right with respect to subsequent issuances of Equity Securities.

         (b) In the case of the issuance of Equity Securities for a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined by agreement between HIE and DataView or, in the absence of such an agreement, by an independent investment banking firm or an independent appraiser engaged by DataView and reasonably acceptable to HIE (in either case the cost of which shall be borne by DataView). In the case of the issuance of Equity Securities upon the exercise of any warrants, options or other rights or the conversion or exchange of any convertible or exchangeable Equity Securities, the aggregate consideration received by DataView upon such issuance shall be deemed to include the consideration, if any, received by DataView as consideration for the issuance of such warrants, options or rights or such convertible or exchangeable Equity Securities (excluding any cash received on account of accrued interest or accrued dividends) and, in the case of any conversion or exchange of Equity Securities, shall not include any amount attributable to the converted or exchanged securities. If any warrant, option, or right to purchase or subscribe for any Equity Securities are convertible securities as issued in connection with the issuance or sale of other securities issued by DataView, together comprising one integrated transaction in which no specific consideration was allocated to such warrant, option or right, such warrant, option or right shall be deemed to have been issued for no consideration.

         4.2 Exercise of Option. DataView shall notify HIE in writing no less than 30 days prior to the anticipated date of any Offering, which notice shall specify (a) the anticipated number of shares of Equity Securities which HIE may acquire; (b) HIE's anticipated per share purchase price for such shares; and (c) the date of the Offering. HIE shall use its best efforts to notify DataView in writing whether and to what extent HIE shall exercise the Option no later than 5 days prior to the effective date of any registered Offering and no later than the closing date with respect to a private placement or other issuance. If HIE elects to exercise an Option, HIE shall have seven days from the date of the Offering to consummate the purchase of any Equity Securities.

         4.3 Term of Option Rights. For purposes of this Article 4, "Option Term" shall mean that period commencing on the date of this Agreement and continuing until such date as all of the DataView Obligations have been satisfied.

         4.4 Registration Rights. If DataView files a registration statement (a "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "SECURITIES ACT") with respect to any initial issuance of any Equity Securities described in Section 4.1, such registration statement shall also cover the Equity Securities to be offered to HIE pursuant to this Article 4.

         4.5 Incidental Offering. If, at any time during the Option Term DataView proposes to register any of its Equity Securities for sale, whether or not for its own account, pursuant to an offering (other than a registration relating either to (a) a dividend reinvestment, employee stock option, stock purchase or similar plan, (b) a transaction pursuant to Rule 145 under the Securities Act, or (c) a merger, consolidation or reorganization), DataView shall each such time give written notice (the "DATAVIEW NOTICE"), at its expense, to HIE (provided HIE then holds Equity Securities not registered with the SEC) of its intention to effect such registration at least 20 days prior to the filing of a Registration Statement with respect to such registration with the SEC. If HIE desires to dispose of all or part of its Equity Securities (including those owned as of the date hereof) in connection therewith, it shall deliver to DataView within 10 days after receipt of the DataView Notice, written notice of such desire (the "HIE NOTICE") stating the number of shares of Equity Securities to be disposed of by HIE. DataView shall cause all shares of Equity Securities specified in the HIE Notice to be included in the offering so as to permit the sale by HIE of all of the shares of Equity Securities referred to in such HIE Notice, subject, however, to the limitations set forth in Section 4.6 hereof.

         4.6     Limitations on Inclusion in Incidental Offering.

                 (a) DataView shall have the right to limit the aggregate size of any offering under Section 4.5 or the number of shares to be included therein by stockholders of DataView if, in the opinion of the managing underwriter with respect to such public offering, the sale of shares in excess of such limit would materially and adversely affect the offering.

                 (b) Whenever the number of Equity Securities which may be offered pursuant to Section 4.5 is limited by the provisions of Section 4.6(a) above, (i) any such reduction shall apply on a proportional basis to the Equity Securities which HIE shall have requested to have included and all other securities that DataView shall have requested, pursuant to contractual registration rights or otherwise, to include in the offering other than those to be offered for DataView 's own account and (ii) DataView shall have priority as to sales over HIE and HIE hereby agrees that it shall withdraw its Equity Securities from such offering to the extent necessary to allow DataView to include all the shares which DataView desires to sell for its own account to be included within such offering.

                 (c) DataView may, for any reason and without the consent of HIE, determine at any time not to proceed with any registration which is the subject of a HIE Notice and abandon the proposed offering, whereupon DataView shall be relieved of any further obligation hereunder to proceed with such registration or offering.

                 (d) DataView agrees that, during the Option Term, it will not grant any registration rights to any other person that are superior to HIE's registration rights hereunder, without the prior written consent of HIE.

         4.7 Registration Procedures. In connection with the registration of Equity Securities pursuant to Sections 4.4 and 4.5, DataView shall:

                 (a) prepare and file with the SEC a Registration Statement with respect to such securities on such form as DataView deems appropriate and use all reasonable efforts to cause such Registration Statement to become and remain effective as provided herein; provided that, in the case of any registration pursuant to Section 4.5, such preparation and filing may be delayed in the sole discretion of DataView, without prejudice to the rights of HIE pursuant to Section
         4.4 hereof;

                 (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectuses used in connection therewith as may be necessary to keep such Registration Statement effective and current and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Equity Securities covered by such Registration Statement, until two years after the effective date of such Registration Statement;

                 (c) notify HIE and confirm such advice in writing, (i) when such Registration Statement becomes effective, and (ii) of the entry of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, and, if such stop order shall be entered, DataView shall use its reasonable efforts promptly to obtain the lifting thereof;

                 (d) furnish to HIE at least 5 business days' prior to the filing thereof with the SEC a copy of the Registration Statement in the form in which DataView proposes to file the same; not later than one day prior to the filing thereof, a copy of any amendment (including any post-effective amendment) to such Registration Statement; and promptly following the effectiveness thereof, a conformed copy of the Registration Statement as declared effective by the SEC and of each post-effective amendment thereto, including financial statements and all exhibits and reports incorporated therein by reference;

                 (e) furnish to HIE such number of copies of each prospectus, including preliminary prospectuses, in conformity with the requirements of the Securities Act, and such other documents, as HIE may reasonably request in order to facilitate the public sale or other disposition of the Equity Securities owned by it;

                 (f) use all reasonable efforts, at HIE's expense, to register or qualify the shares covered by such Registration Statement under such other securities or Blue Sky or other applicable laws of such jurisdictions as HIE shall reasonably request to enable it to consummate the public sale or other disposition of the Equity Securities owned by it; provided that DataView shall not be required in connection therewith or as an election thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction, or to maintain the effectiveness of any such registration or qualification for any period during which it is not required to maintain the effectiveness of the related Registration Statement under the Securities Act as set forth in Section 4.7(b);

                 (g) use all reasonable efforts to cause all such Equity Securities to be listed on each securities exchange or other securities trading market on which Equity Securities issued by DataView are then listed;

                 (h) enter into such customary agreements (including an underwriting agreement with respect to underwritten offerings) in form and substance reasonably acceptable to DataView and take such other customary actions as HIE may reasonably request in order to expedite or facilitate the disposition of such Equity Securities; and

                 (i) make reasonably available for inspection by HIE, any underwriter participating in any disposition of Equity Securities, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of DataView , and use all reasonable efforts to cause DataView 's officers, directors and employees to supply all information reasonably requested by HIE, any underwriter, attorneys, accountant or agent in connection with the registration contemplated by Sections 4.4 or 4.5 above, in each case as and to the extent necessary to permit HIE to conduct a reasonable investigation within the meaning of the Securities Act.


HIE shall furnish to DataView such information regarding HIE and the distribution of the Equity Securities as DataView may from time to time reasonably request in writing and as shall be required by law or by the SEC in connection therewith.

         4.8     Non-U.S. Offering. In the event HIE acquires pursuant to this
Article 4 any Equity Securities which are issued outside of the United States of America, DataView shall promptly take such actions and make such filings as HIE may reasonably request so as to cause such Equity Securities to be transferable by HIE without restriction in the country in which such Equity Securities were issued.

         4.9 Assignment of Option Rights. HIE shall be permitted to assign its rights under this Article 4 to any affiliate of HIE not in direct competition with DataView in the clinical image management products market at the time of such assignment.

5. OPTION AGREEMENT. The parties agree that the Option Agreement is not modified or amended in any way by this Agreement; provided, however, that HIE agrees to consider any reasonable request by DataView that HIE modify or surrender its option rights under the Option Agreement in connection with a proposed financing transaction between DataView and a lender or third party investor. Upon any such request, HIE will consider whether the proposed transaction will be in the long-term best interests of DataView and would facilitate DataView's ability to repay the DataView Obligations. Nothing herein shall, however, be construed to require HIE to modify or waive any of its rights under the Option Agreement.

6.       INTELLECTUAL PROPERTY MATTERS.

         6.1 Ownership of DataView Technology. DataView represents and warrants to HIE that DataView is the owner of the DataView Technology and that except as provided herein only DataView has the right to modify same and to grant a license for its use. HIE hereby acknowledges, that as between DataView and HIE, DataView is the owner of the DataView Technology.

         6.2 License of DataView Technology. DataView hereby grants HIE a perpetual royalty-free, non-exclusive, worldwide right, and license (with the right to sublicense) to use, execute, reproduce, display, perform, distribute, modify and prepare derivative works based on DataView Technology and to interface and package the same with other software in connection with the development of customized clinical image capture, index, storage, retrieval and transfer solutions for the medical industry. The DataView Technology is to be used only in HIE's service business or as specified in the Distribution Agreement between DataView and HIE. Such license shall include the right to sublicense the DataView Technology to IHS and to subcontractors, agents of HIE and IHS engaged in performing services on behalf of HIE or IHS, and to their end users.

         6.3 HIE Enhancements. In the event HIE develops Enhancements to the DataView Technology as a result of the license granted in Section 6.2 above, proprietary rights in such Enhancements shall be owned by HIE. HIE hereby grants DataView a fully paid-up, non-exclusive, worldwide royalty-free right and license to use, execute, reproduce, display, perform, distribute, modify and prepare derivative works based on such Enhancements. Notwithstanding any other provision in this Agreement, DataView's use of any HIE-developed Enhancements in any DataView product shall not be construed under any provision of this Agreement to restrict or limit HIE's use of such Enhancement in any manner whatsoever, so long as all DataView Technology is specifically limited to use in accordance with the terms of this Agreement and the Distribution Agreement.

         6.4 Prohibited Uses of DataView Technology. The license hereby granted is limited to the uses set forth in Section 6.2 above. HIE, any HIE related entity, successor in interest or permitted assignee of HIE is strictly prohibited from using such DataView Technology to compete with DataView, either directly or indirectly, in the product business. Any marketing, selling, reproducing or distributing of products based on DataView Technology shall be exclusively governed by the Distribution Agreement. HIE further covenants and warrants that HIE will take no action to interfere with or jeopardize DataView's FDA Certifications and will assume responsibility for complying with FDA regulations in HIE's use of the DataView Technology in accordance with the terms hereof.

         6.5 Assignment of License. The license hereby granted shall not be assigned, sub-licensed or otherwise conveyed or transferred by HIE except as allowed by this Agreement to any other person, firm or organization, without the prior written consent of DataView.

         6.6 Transfer of DataView Technology. DataView agrees to keep HIE fully apprised of any and all existing and newly developed DataView Technology and provide the same to HIE upon request (subject to the non-disclosure provisions of Section 17 hereof). To the extent that DataView holds licenses to a third party's technology, DataView is bound and restricted by the licensing agreements between DataView and any such third party. To the extent each individual licensing agreement with a third party permits DataView to sub-license or DataView can obtain consent of the third party, DataView agrees to provide the third-party technology to HIE, provided that HIE agrees to be bound by the terms and conditions of DataView's licensing agreement with such third party. DataView shall use its best efforts to obtain each such third party consent. If such licensing agreement requires the payment of a sub-license fee, HIE shall be solely responsible for paying such sub-license fee. In the event that DataView sub-licenses a third-party's technology, pursuant to the foregoing restrictions, DataView shall be entitled to charge HIE a handling fee to be mutually agreed upon by DataView and HIE for DataView's service of tracking and accounting for the required licensing fees to such third-parties. HIE agrees to reimburse DataView for all reasonable out-of-pocket costs incurred by DataView in connection with DataView's performance of its obligations under this Section
6.6. Such reimbursable costs shall include, but are not limited to, embedded third party software license fees, diskettes, and direct labor expenses.

         6.7 Training of HIE Personnel. In connection with the license grant to HIE described in Section 6.2 hereof, DataView agrees to provide HIE personnel free of charge reasonable personnel training services, to the extent that such training services can be provided by current employees of DataView, in the use of DataView Technology in HIE's service business. Such training shall be provided at DataView's corporate offices, or at a location mutually agreed to by HIE, DataView, and third party trainers and for such HIE personnel as is mutually agreed upon by HIE and DataView. Such training shall be held quarterly and may be held in conjunction with training of members of HIE's sales force, marketing support and client consultant personnel in accordance with section
7.3.1 of the Distribution Agreement. HIE shall pay all costs of sending it own employees to obtain such support and shall reimburse DataView for all reasonable out-of-pocket expenses incurred by DataView in providing such services except for costs of third party trainers. Nothing contained in this subsection shall be construed to require DataView to hire additional employees, until it is in the best interests of DataView to do so, to conduct any training sessions.

         6.8 Non-disclosure and Agreement with Employees. HIE acknowledges that DataView represents that the DataView Technology is the result of the development over a long period of time and such expertise affords DataView a commercial advantage over its competitors. Loss of this competitive advantage due to unauthorized disclosure or use of such Confidential Information and Trade Secrets and confidential business information other than under the terms of this Agreement could cause great injury and harm to DataView. HIE acknowledges that DataView Technology constitutes a TRADE SECRET, Confidential Information and confidential business information disclosed to HIE on the basis of the confidential relationship between HIE and DataView established by this Agreement, to be used only as may be expressly permitted by the terms and conditions of this Agreement. The restrictions imposed upon HIE by this Section
6.8 are necessary to protect the confidentiality of such secrets and information and prevent the occurrence of injury and harm to DataView. HIE covenants that it will not, without the prior consent of DataView, disclose, divulge, publish to others or employ to its own advantage, other than herein provided, the DataView Technology or any information relating thereto and that it shall reveal the same only to those of its employees and contractors who require it for the purpose of use in HIE's service business. HIE acknowledges that such employees are subject to the same use and disclosure restrictions as those assumed by HIE hereunder. HIE shall take responsible action, by instruction, agreement or otherwise, with respect to HIE's employees and other persons who have not executed this Agreement to prevent the unauthorized disclosure or use of the DataView Technology. HIE further agrees to notify DataView immediately of the possession, use of knowledge or all or any part of DataView Technology or related documentation by any person or entity not authorized by this Agreement to have such possession, use or knowledge.

         6.9 Nondisclosure Survives the Termination of Agreement. The obligations of HIE set forth in Section 6.8 hereto remain operative and in full force and effect, as set forth by law, even after the termination of this Agreement as to all such information.

         6.10 Effect of Breach. In the event of a breach by HIE of any terms set forth in Section 6.8 of this Agreement which breach has not been cured by HIE (or if the breach is of such a nature that its cure would take a longer period, commenced to diligently cure such breach) within 30 days of its receipt of written notice from DataView specifying such breach, the license granted to HIE shall terminate immediately, whereupon HIE shall return to DataView any and all DataView Technology and any and all information regarding to DataView Technology in whatever form, whether provided by DataView or generated by HIE; provided however that for a period of 12 months thereafter, HIE and its sublicensees shall be permitted to retain that DataView Technology reasonably necessary for HIE and such sublicensees to maintain any software incorporating DataView Technology then licensed by them to third parties, but only for the purpose of maintaining such licensed software. HIE shall indemnify DataView for damages suffered due to the breach(s) of Section 6.8 by any of HIE employees, agents, successors-in-interest or such other persons. HIE acknowledges that DataView will not have an adequate remedy in money or damages with respect to continuing breach(s) of Section 6.8, and accordingly, shall be entitled to an injunction against such breach(s) without any requirement to post bond as a condition to such relief, in addition to any other available or legal or equitable remedies.

         6.11 Force Majeure. Performance by DataView or HIE under Section 6 shall be excused for the duration that such performance is prevented by strikes, riots, floods, fires, acts of God, or any other calamity or cause beyond DataView or HIE's control, provided that the party affected gives prompt notice thereof to the other party, uses its best efforts to avoid or remove such causes and continues performance hereunder with all due diligence whenever such causes are removed or settled.

7. DISTRIBUTION AGREEMENT. Concurrently with the execution of this Agreement, DataView and HIE shall enter into a DataView products distribution agreement in the form attached hereto as Exhibit C (the "Distribution Agreement"). In the event that any terms, conditions, rights or licenses set forth or granted in this Agreement conflict with the terms, conditions, rights or licenses set forth in the Distributor Agreement, the parties agree that the terms of this Agreement shall govern.

8. NAPLES AND ST. ELIZABETH CONTRACTS. HIE agrees that with respect to the draft contracts currently under negotiation between HIE and each of Naples Hospital and St. Elizabeth's Hospital, HIE and DataView will negotiate in good faith mutually agreeable terms and conditions of a subcontract pursuant to which DataView will deliver the clinical image management solution described therein.

9. AMENDMENT OF SHAREHOLDERS AGREEMENT. The parties hereby amend the terms of Section 4.2 of the Shareholders Agreement such that until such time as HIE owns less than 10% of the issued and outstanding voting capital stock of DataView, HIE is authorized to designate 20% of all of the members of the Board (but in no event less than one member), without regard to whether such designated individual is an employee of HIE or an HIE affiliate. Accordingly, Farhy, Ernissee and Bigelow will vote their shares of DataView common stock and take such other action reasonably necessary to elect the individual(s) designated by HIE to serve as a member of the Board in accordance with the provisions of this Section 9.

10. HIE COVENANTS. As consideration for the cancellation of the employment agreements between DataView and each of Farhy and Bigelow pursuant to Section 13 hereof and the consulting services Farhy and Bigelow shall provide to HIE pursuant to Section 11 hereof, HIE covenants to DataView, Farhy and Bigelow, as follows:

                 (a) To the extent necessary in order to meet DataView's reasonable monthly cash flow requirements as agreed by HIE and DataView, HIE shall pay DataView certain payments up to a guaranteed maximum amount. Such payments, if any, shall be provided during the period from April 1, 1996 through September 30, 1996 (the "GUARANTEED PAYMENT PERIOD"). The schedule and maximum amount of such payments are as set forth on Schedule 10(a) attached hereto. Such payments shall be funded by any or a combination of the following:

                          (i)     direct payments by HIE;

                          (ii) a portion of the proceeds of the sale of the Northlake Equipment;

                          (iii) HIE customer payments in connection with services for which HIE or IHS subcontracts DataView to work with HIE and/or IHS with respect to the delivery of solutions requiring DataView's clinical imaging management technology expertise.

                 (b) HIE shall offer DataView a right of first refusal to subcontract for the standard and specialty clinical image management hardware components of HIE's and IHS's customer contracts, if DataView elects to provide such hardware;

                 (c) After September 30, 1996, HIE agrees to give first preference to DataView with respect to contracts for implementation services necessary to assist HIE and IHS in fulfilling customer contracts requiring clinical imaging management expertise. The terms and conditions for such services shall be as mutually agreed by the parties; and

                 (d) HIE shall provide each of Bigelow and Farhy with options to acquire up to 10,000 shares of HIE Common Stock as further described in Section 14 below.

11. CONSULTING SERVICES OF FARHY AND BIGELOW. Each of Farhy and Bigelow agree that during the Guaranteed Payment Period, Farhy and Bigelow shall consult on a first priority basis with employees and customers of HIE in order to assist HIE and/or IHS in the fulfillment of contractual obligations involving clinical image management technology and expertise. After the Guaranteed Payment Period and for as long as Farhy and Bigelow have options to acquire the Option Shares pursuant to Section 14, Farhy and Bigelow shall consult on an as-available basis with employees and customers of HIE in order to assist HIE and/or IHS in the fulfillment of contractual obligations involving clinical image management technology and expertise. The foregoing obligations of Farhy and Bigelow set forth in this Section 11 shall be subject to (a) Farhy's and Bigelow's obligations to provide services to third parties under any DataView contracts existing on or prior to the date of HIE's or IHS's request for such services; and (b) HIE's performance of its obligations hereunder.

12. DATAVIEW PRODUCT STRATEGY. Other than through its representation on the Board, HIE shall not seek to impose restrictions upon or otherwise influence DataView's present or future clinical image management product strategy. None of the foregoing shall in any event be construed to limit or restrict HIE's development of HIE services or products, provided that such products do not violate the terms of the license granted HIE in Section 6.1 hereof and the Distributor Agreement.

13. TERMINATION OF EMPLOYMENT AGREEMENTS. In consideration of the covenants of HIE set forth in Section 10 hereof:

                 (a) DataView and Farhy hereby acknowledge and agree that the Employment Agreement and all attachments thereto between Farhy and DataView dated July 22, 1994 is hereby terminated and each provision therein is null, void and of no further force or effect.

                 (b) DataView and Bigelow hereby acknowledge and agree that the Employment Agreement and all attachments thereto between DataView and Bigelow dated July 22, 1994 is hereby terminated and each provision therein is null, void and of no further force or effect.

14. HIE OPTIONS. In consideration of the consulting services provided by Farhy and Bigelow as described in Section 11 hereof, concurrently with the execution of this Agreement, HIE and each of Bigelow and Farhy shall have entered into Option Agreements substantially in the form of Exhibit D attached hereto, pursuant to which each shall have been granted options to acquire up to 10,000 shares of HIE registered common stock (the "OPTION SHARES").

15.      REPRESENTATIONS AND WARRANTIES.

         15.1 By Dataview. DataView and the Shareholders individually and jointly represent and warrant to HIE that:

                 (a) Ownership of Shares. Schedule 15.1(a), attached hereto, contains a complete and accurate list of the number of shares of capital stock of DataView owned of record and beneficially by each shareholder of DataView, including the Shareholders. Except as disclosed on Schedule 15.1(a), (A) no person, firm or corporation, other than HIE, has any option, warrant or other right of any kind to subscribe for or to purchase shares or other securities of DataView from either DataView or any shareholder thereof, (B) there are no existing or outstanding securities of any kind convertible into or exchangeable for shares of capital stock of DataView, and (C) there are no outstanding obligations of DataView to repurchase, redeem or otherwise acquire any shares of the capital stock of DataView.

                 (b) Organization, Standing and Authorization. DataView is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with the requisite corporate power and authority to own or lease its property, to carry on its business as it is now being conducted and proposed to be conducted, to enter into this Agreement and to carry out the transactions contemplated hereunder. The execution, delivery and consummation of this Agreement by DataView and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DataView. This Agreement and the Purchase Price Note constitute valid and legally binding obligations of DataView enforceable in accordance with their respective terms, except as the enforceability of this Agreement may be affected by bankruptcy or of other loans affecting generally the enforcement of creditors rights or by judicial discretion in connection with the applications of equitable remedies.

                 (c) Liens. Except as set forth in Schedule 15.1(c) attached hereto, neither DataView nor any Shareholder has mortgaged, pledged or otherwise hypothecated any of the property or assets of DataView as security for the payment of any obligation. Except with respect to interest payments owed under the Principal Note, there exists no default, or event which with the passage of time or notice of both would constitute a default, with respect to any such indebtedness, mortgage, pledge or other hypothecation of any such guarantee.

                 (d) Financial Statements. To the best of their knowledge and except as set forth on Schedule 15.1(d) hereto, the balance sheet of DataView as of March 31, 1996, lists or describes all liabilities, fixed or contingent, of DataView, including, without limitation, all indebtedness for borrowed money, capitalized leases, guarantees of the debts or obligations of others, back wages and contract or other payments which were due and owing as of such date and since such date and, except for DataView's lease obligation with respect to its current office space, no such obligations other than routine business obligations incurred in the ordinary course of business (and in any event not in excess of $10,000.00 in the aggregate) have been incurred or are due and owing.

                 (e) Title to and Condition of Property. Except as set forth in Schedule 15.1(e) attached hereto, DataView owns outright or has the right to use without the payment of any royalty or similar fee to a third party all copyrights, patents, trademarks, trade names, processes, computer programs and program rights, trade secrets, permits and other similar intangible property rights and interests, used or useful in the conduct of its business free and clear of all claims, liens, mortgages, encumbrances and other restrictions whatsoever. DataView has delivered to HIE true and complete copies of all documents establishing any patents, licenses, or other authority to use the above referenced intellectual property, including any and all amendments and other modifications thereto. The above referenced property is not subject to any restrictions or conditions which would limit its utilization by DataView in its business as now conducted or as it may be conducted in the future.

                 (f) Filing of Tax Returns. To the best of their knowledge, DataView has paid or made adequate provision for the payment of all taxes due, including income, social security, withholding, sales and use, excise, and employment insurance taxes, to the local, state and federal governments to date and has filed all tax returns relating thereto which are required to be filed by them to date.

                 (g) Northlake Equipment. Schedule 1.11 is a true and correct list of all medical imaging and computer equipment owned by DataView and currently installed at Northlake Medical Regional Center.

                 (h) Incurrence of Additional Indebtedness. Without the prior written consent of HIE, except for trade payables arising in the ordinary course of DataView's business, DataView shall not incur, assume, or suffer to exist any liabilities, obligations, or indebtedness of any kind whatsoever.

                 (i) Disclosure. No representation or warranty made by DataView in this Agreement, and no statement made in any schedule, exhibit, certificate or other document furnished by DataView pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty or any such statement not misleading.

         When used in this Section 15.1, the phrase "to the best of their knowledge" with respect to a Shareholder refers to the actual knowledge of such Shareholder after reasonable inquiry, and with respect to DataView, refers to the actual knowledge of the officers of DataView after reasonable inquiry.

         15.2 By Farhy and Bigelow. Each of Farhy and Bigelow hereby represents and warrants to HIE that such Shareholder has received a copy of HIE's Final Prospectus dated October 31, 1995, as supplemented on November 6, 1995, Annual Report on Form 10-K for year ended December 31, 1995, Form 10-Q for the quarter ended March 31, 1996, proxy statement for the 1996 annual meeting of stockholders, and applicable press releases and all other information requested by such Shareholder from HIE and considered necessary or appropriate in connection with the HIE Option Shares;

         15.3 By HIE. HIE hereby represents and warrants to the Shareholders and DataView that:

                 (a) HIE is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia.

                 (b) The execution and delivery of this Agreement and the other agreements contemplated hereby to which HIE is a party and the performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of HIE, including the requisite approval of the Board of Directors of HIE. No consent from any third party, including, without limitation, any governmental entity, is required in order for HIE to consummate this Agreement or the transactions contemplated hereby, and consummation of the transactions contemplated by this Agreement will not constitute a default under any agreement to which HIE is a party or by which it is bound.

         15.4 The provisions of this Section 15 shall survive the closing of the transactions described in this Agreement.

16.      INDEMNIFICATION.

         16.1 Indemnification by DataView. DataView agrees to fully indemnify, defend and hold harmless HIE, its officers, directors, employees and agents from and against any and all losses, costs, claims, causes of action, damages, and other liabilities of whatsoever kind or nature arising from or in connection with (a) any third party claim that any of the DataView Technology licensed to HIE hereunder infringes upon any patent, copyright, trade secret or other intellectual property right of such party; and (b) any breach by DataView of its obligations, representations or warranties under this Agreement or any agreement referenced herein and attached as an exhibit hereto.

         16.2 Indemnification by HIE. HIE agrees to fully indemnify, defend and hold harmless DataView, its officers, directors, employees and agents from and against any and all losses, costs, claims, causes of action, damages, and other liabilities of whatsoever kind or nature arising from or in connection with any claim by a creditor of DataView relating to any DataView indebtedness existing on April 1, 1996, that any of the transactions between DataView and HIE as described herein are prohibited by law; provided, however, that HIE's aggregate liability under this Section 16.2 shall in no event exceed the sum of all payments received by HIE under the Purchase Price Note and from the sale of the Northlake Equipment as described in Section 2.3.

17.      NON-DISCLOSURE.

         17.1 Each party (a "Receiving Party") through exercise of its rights under this Agreement may be exposed to the Trade Secrets and Confidential Information of another party (a "Disclosing Party"). A Receiving Party acknowledges and agrees that a Disclosing Party's Trade Secrets and Confidential Information represent a substantial investment by a Disclosing Party. A Receiving Party also acknowledges and agrees that its disclosure or use of any of the Disclosing Party's Trade Secrets or Confidential Information, except as otherwise authorized, would be wrongful and could cause immediate and irreparable injury to the Disclosing Party.

         17.2 Except as expressly permitted under this Agreement, neither a Receiving Party nor any of a Receiving Party's employees or other personnel, agents or consultants shall, without the Disclosing Party's express prior written consent, redistribute, market, publish, disclose or divulge to any other person, firm or corporation, or use or modify for use, directly or indirectly in any way for any person or entity: (i) any of the Disclosing Party's Confidential Information during the term of this Agreement and for a period of two (2) years after the termination of this Agreement; and (ii) any of the Disclosing Party's Trade Secrets at any time during which such information shall constitute a Trade Secret.

18. NOTICES. Any notice or other communication by any party to any other shall be in writing and shall be given, and be deemed to have been given, if either deliver personally, by overnight delivery service or mailed, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

         If to HIE:

                          Healthdyne Information Enterprises, Inc.
                          1850 Parkway Place - 11th Floor
                          Marietta, Georgia 30067
                          Attention: President and Chief Executive Officer

         With a copy to:

                          Troutman Sanders LLP
                          600 Peachtree Street
                          Suite 5200
                          Atlanta, Georgia 30308-2216
                          Attention: James L. Smith, III, Esq.

         If to DataView:

                          DataView Imaging International, Inc.
                          5555 Oakbrook Parkway
                          Suite 530
                          Norcross, Georgia 30093
                          Attention: President and Chief Executive Officer

         If to Farhy:

                          Kurt T. Farhy
                          1591 Annapolis Way
                          Grayson, Georgia 30221

         If to Bigelow:

                          Richard Bigelow
                          1490 Sever Woods Court
                          Lawrenceville, Georgia 30243

         If to Ernissee:
                          John Ernissee
                          3040 Callie Still Road
                          Lawrenceville, Georgia 30245

A party may change the address for notice by notifying the other party, in writing, of the new address.

19. TERMINATION AND SURVIVAL. This Agreement shall terminate when all of the DataView Obligations have been satisfied; provided however that the provisions of Sections 4, 6, 15, 16, 17 and 19 shall survive the closing of the transactions contemplated hereunder.

20.      MISCELLANEOUS.

                 (a) This Agreement shall be governed by and construed in accordance with the law of the State of Georgia.

                 (b) Neither party may assign this Agreement to a third party without the prior written consent of the other party, which shall not be unreasonably withheld; provided that HIE may assign this Agreement or any of its rights hereunder to any affiliate of HIE not in direct competition with DataView in the clinical image management products market at the time of such assignment.

                 (c) This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors and permitted assigns of the Shareholders, HIE and DataView.

                 (d) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provision hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                 (e) This Agreement, including all Exhibits and Schedules attached hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto.

                 (f) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

                 (g) Each party has reviewed, and participated in drafting and revising, this Agreement in the normal rule of construction that any ambiguity is to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

                 (h) Any reference in this Agreement or in any certificate delivered pursuant hereto to Shareholder's "knowledge" whether to the "best of Shareholder's knowledge" (or other similar expressions relating to the knowledge or awareness of a Shareholder) shall include all matters which a Shareholder actually knew or should have known after reasonable inquiry.

         IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.


                                        HEALTHDYNE INFORMATION
                                        ENTERPRISES, INC.

                                        By:/s/ Joseph G. Bleser
                                           -------------------------------
                                        Title: Chief Financial Officer



                                        DATAVIEW IMAGING INTERNATIONAL, INC.

                                        By:/s/ Kurt Farhy
                                           -------------------------------
                                        Title: President



                                        /s/ Kurt Farhy
                                        ----------------------------------
                                        Kurt Farhy



                                        /s/ Richard Bigelow
                                        ----------------------------------
                                        Richard Bigelow


                                        /s/ John Ernissee
                                        ----------------------------------
                                        John Ernissee

                             SCHEDULES AND EXHIBITS
                             TO THE AGREEMENT DATED
                             APRIL 1, 1996, BETWEEN
          HIE, DATAVIEW, KURT FARHY, JOHN ERNISSEE AND RICHARD BIGELOW

       DOCUMENT                                              DESCRIPTION
       --------                                              -----------
 Exhibit A                               Non-recourse Promissory Note

 Exhibit B                               Stock Pledge Agreement

 Exhibit C                               Distribution Agreement

 Attachment A                            Fee Schedule

 Attachment B                            Territory Location

 Attachment C                            Location of Distributor

 Attachment D                            License Agreement

 Attachment E                            DataView End User Form

 Attachment F                            Mini-PACS Minimum Pricing

 Attachment G                            Monthly Report Form

 Attachment H                            DataView Special Terms and Conditions

 Exhibit D                               Option Agreement

 Schedule 1.11                           Description of Northlake Equipment

 Schedule 10(a)                          Maximum Guaranteed Payments

 Schedule 15.1(a)                        Ownership of Shares

 Schedule 15.1(b)                        Authorization

 Schedule 15(c)                          Liens

 Schedule 15(d)                          Financial Statements

 Schedule 15(e)                          Title to and Condition of Property

 Schedule 15.2                           Press Releases


- ----------------
The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.